Exhibit 99.30

                              ASSIGNMENT OF OPTION



     WHEREAS, on June 27, 2003, Samuel C. Johnson, as trustee of the Samuel C. Johnson 1988 Trust Number One (the "Trust"), entered into an option agreement (the "Option Agreement") with his children, including me, Winifred J. Marquart;

     WHEREAS, pursuant to the Option Agreement, I have an option to purchase certain assets from the Trust during the period beginning on May 22, 2004, the date of Samuel C. Johnson's death, and ending on February 22, 2005;

     WHEREAS, pursuant to paragraph 3 of the Option Agreement, I may assign my right to exercise the option granted under the Option Agreement, in whole or in part, to trusts for the benefit of any one or more of Samuel C. Johnson's descendants; and

     WHEREAS, I desire to assign my rights under the Option Agreement in part to each of Johnson Bank, as trustee of the Winifred J. Marquart Third Party Gift and Inheritance Trust; Johnson Bank, as trustee of the Samantha Gene Marquart Trust; Johnson Bank, as trustee of the Isabelle Clare Marquart Trust; Johnson Bank, as trustee of the Danielle Marie Marquart Trust; and Johnson Bank, as trustee of the Exempt Family Trust u/a Winifred J. Marquart 1996 Family Trust.

     NOW, THEREFORE:

     1. I hereby assign, transfer and convey to Johnson Bank, as trustee of the Winifred J. Marquart Third Party Gift and Inheritance Trust, my right pursuant to the Option Agreement to purchase the following interests in Johnson Outdoors, Inc., a Wisconsin corporation: 192,489 Class A shares, 6,250 Class B shares and 11,761 Class B voting trust certificates.

     2. I hereby assign, transfer and convey to Johnson Bank, as trustee of the Samantha Gene Marquart Trust, my right pursuant to the Option Agreement to purchase 6,000 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation; provided, however, that the assignment of my option pursuant to this paragraph 2 is conditioned upon Johnson Bank, as trustee of the Samantha Gene Marquart Trust, contributing all interests in Johnson Outdoors, Inc. purchased pursuant to such option to WJM Family Line Investments, LLC in exchange for additional membership interests in such LLC.

     3. I hereby assign, transfer and convey to Johnson Bank, as trustee of the Isabelle Clare Marquart Trust, my right pursuant to the Option Agreement to purchase 6,000 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation; provided, however, that the assignment of my option pursuant to this paragraph 3 is conditioned upon Johnson Bank, as trustee of the Isabelle Clare Marquart Trust, contributing all interests in Johnson Outdoors, Inc. purchased pursuant to such option to WJM Family Line Investments, LLC in exchange for additional membership interests in such LLC.

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     4. I hereby assign, transfer and convey to Johnson Bank, as trustee of the
Danielle Marie Marquart Trust, my right pursuant to the Option Agreement to purchase 6,000 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation; provided, however, that the assignment of my option pursuant to this paragraph 4 is conditioned upon Johnson Bank, as trustee of the Danielle Marie Marquart Trust, contributing all interests in Johnson Outdoors, Inc. purchased pursuant to such option to WJM Family Line Investments, LLC in exchange for additional membership interests in such LLC.

     5. I hereby assign, transfer and convey to Johnson Bank, as trustee of the Exempt Family Trust u/a Winifred J. Marquart 1996 Family Trust, my right pursuant to the Option Agreement to purchase 21,500 Class A shares of Johnson Outdoors, Inc., a Wisconsin corporation.


     Signed at Racine, Wisconsin on December 15, 2004.





                                                  /s/ Winifred J. Marquart
                                       -----------------------------------------
                                                      Winifred J. Marquart